Exhibit (p)(12)

CORPORATE POLICY

STANDARDS OF PROFESSIONAL CONDUCT AND CONFLICT OF INTEREST

1.0 STATEMENT OF PURPOSE

The following statement outlines the Standards of Professional Conduct and Conflict of Interest Policy for the employees of Greystone Capital Management Inc. and its subsidiary companies. It replaces the Standards of Professional Conduct, which were adopted on November 22, 1988 and as amended March 24, 1996, September 16, 1999, December 14, 2000, June 24, 2004, December 9, 2004, April 4, 2005 and as further amended January 1, 2010.

Greystone Capital Management Inc. and its subsidiary company Greystone Managed Investments Inc. (collectively “Greystone”) place the utmost emphasis on observance of the highest ethical standards in the delivery of the investment advising and portfolio management services we provide to our clients.

As professionals and fiduciaries we are required to comply with rules that govern our conduct and impose on us high standards of professional and ethical duties. These standards and rules are designed to ensure our clients have the utmost confidence in our ability to service their investment needs in a manner that is not only professionally superior but is also ethically above reproach. The Policy outlines the ethical standards and rules that we, as a company, will comply with when conducting our business activities, including rules relating to personal investment transactions by employees and avoiding real or perceived conflicts. The Policy is not intended to be an exhaustive code of conduct, but rather is intended to serve as a baseline against which employees will be able to measure their professional conduct and assess the appropriateness of any particular course of action.

Greystone personnel shall at all times comply with the Standards of Professional Conduct and Conflict of Interest and all other laws and regulations which may be applicable to Greystone’s business. Personnel seeking clarification on the applicability of the Policy to a particular circumstance should consult the Chief Compliance Officer (“CCO”).

2.0 INTRODUCTION

Our business is one of regularly making investment decisions which affect client assets. We have access to information from investment markets around the world. Institutions in which we hold, or could potentially hold an interest; provide us with information sometimes in a very private manner. As a consequence, we are exposed to the potential for conflict of interest between our clients’ interests and our corporate or personal interests.

We are subject to many competing and sometimes conflicting sources of information. People with varying levels of expertise and differing interests attempt to influence our investment decisions. Accordingly, we must be vigilant that our process and decisions are and appear to be made without undue influence by outsiders and without reference to our personal interests. Greystone personnel must therefore be vigilant in avoiding situations that might compromise, or call into question, the exercise of fully independent judgment in the interest of Greystone’s clients.

Greystone subscribes to and adheres to the rules of law which govern fiduciary conduct when dealing with clients and client accounts. We also subscribe and adhere to the Standard of Professional Conduct set out by the CFA Institute (formerly the Association for Investment Management and Research (“AIMR”) (Exhibit 1 attached) and the CFA Asset Manager Code of Conduct (Exhibit 2 attached). In addition to providing rules of conduct, the CFA Institute strongly suggests that each investment advisor should provide a guide to its employees on dealing with their own personal investment accounts. This is an area where it is perceived that there is potential for conflict of interest. However, Greystone also subscribes to the view that conflicts of interest are a natural part of the investment management profession and are not “intrinsically unethical” if a system is managed properly to guard against those conflicts of interest.

Greystone Standards of Professional Conduct

Accordingly, the following set of standards is issued as a guide to be followed and applied by all employees of Greystone in the conduct of their duties and personal affairs and, in particular, in the conduct of their personal investing practices so that our Board of Directors, clients, and prospective clients can be assured that, as fiduciaries, we hold the interest of our clients paramount.

This is a strict Policy which applies to all employees of Greystone, their family members and any other person or entities directly associated with employees. Accordingly, each Greystone employee must acknowledge his or her understanding and acceptance of this Policy; and, at all times comply with this statement of Standard of Professional Conduct and Conflict of Interest Policy, including the attached CFA Institute Code of Ethics and Standards of Professional Conduct (collectively, the “Code”). Compliance with the Code is a fundamental term of employment at Greystone and failure to do so will constitute cause for termination of employment without notice.

Each employee of Greystone is expected to adhere to the strict letter of the Code as well as its spirit and intent so as to avoid even the appearance of a conflict of interest.

3.0 INTERPRETATION OF THIS CODE

(i)	Beneficial Owner - In addition to investments in securities for an employee’s personal account, this Code covers any investments financed by an employee and any investments over which an employee exercises discretion or has direct, indirect, or shared influence or control, including but not necessarily limited to: (1) assets held by employees’ spouses, (2) assets held in partnership, (3) assets held in a corporation controlled by the employee or the employee’s spouse, (4) trust accounts, and (5) employee directed or influenced investments by the employee’s family including but not necessarily limited to spouse, children, siblings, or parents.

It is not permitted to belong to an investment club or other joint trading arrangement or to manage accounts for non-family members.

(ii)	Employees - This Code applies to all Greystone employees - not only those directly engaged in the delivery of investment related services, but also to all non-investment personnel, irrespective of their level of involvement with investment or client related services. The term employee includes all full, part-time and term employees of Greystone and, in certain circumstances, at the discretion of the CCO, independent contractors of Greystone.

(iii)	Fiduciary - A fiduciary relationship will arise in any situation where a person or company has scope for the exercise of discretion or power and can unilaterally exercise that power or discretion so as to affect the beneficiary’s legal or practical interests. In the investment management context, this relationship is quite obvious and results in a number of inherent duties which we, as fiduciaries must perform. Many of these duties are discussed throughout this Code.

It has been held in numerous court decisions that a fiduciary will be held to a high standard of honorable dealing and must always act in the best interests of the party for whom he or she is acting. Where the fiduciary acts in an advisory context such as Greystone does, the fiduciary must not permit his or her personal interests to conflict with the responsibilities of the fiduciary office. The fiduciary must not make unauthorized profits and must act honestly, with due diligence and the utmost candor. Perhaps not surprisingly, the courts have held that a fiduciary can face almost unlimited liability for a breach of fiduciary responsibility.

This Code is intended to provide a guideline to assist us to carry out our fiduciary responsibilities. It is important to remember, however, that the Code is simply a guideline and does not, and indeed, cannot provide rules or advice with respect to every situation in which we face ourselves. Where such a situation arises that this Code does not deal specifically with, one must resort to the general fiduciary principles discussed above and the guiding principles below.

(iv)	Security - For purposes of this Code, a “security” means any interest or instrument commonly known as a security, whether in the nature of debt, equity or derivative, including any stock, bond, trust units of Greystone Pooled Funds, note, debenture, evidence of indebtedness or any participation in or right or obligation to subscribe to or purchase or sell any such interest (e.g. warrants or options) or instrument and includes commodity and option transactions. Options or any security where control over timing of execution is subject to market conditions is discouraged and will be subject to increased scrutiny by Compliance.

Greystone Standards of Professional Conduct

The term does not include government bonds and bills, bank deposits or money market securities, publicly quoted mutual funds, units of Greystone Pooled Funds acquired by way of automatic deposit, or bond or stock index linked securities. Any ETF that incorporates leverage is not allowed.

4.0	GUIDING PRINCIPLES

4.1	Greystone personnel at all levels in the organization owe a fiduciary duty to all Greystone clients. Simply put, this means that the relationship between Greystone personnel and our clients is based on the concepts of trust and confidence. Our clients have chosen Greystone and its personnel over numerous other competing firms to act for them in important, confidential matters involving various degrees of exercise of discretion. In other words, they have placed their trust and confidence in us. In order to discharge these special fiduciary duties, Greystone personnel must understand that at all times the best interests of our clients are the only considerations which may motivate and guide our recommendations and decisions when acting on their behalf. No element of personal interest must ever enter into any analysis or plan of action involving the affairs of our clients.

4.2	Greystone personnel shall avoid any conduct that could create any actual or perceived conflict of interest.

All personal investment transactions by Greystone personnel must be conducted consistent with the Code contained herein. Personnel must ensure that their personal securities transactions do not in any way interfere with, or appear to take advantage of, the portfolio transactions undertaken on behalf of Greystone clients. In this regard, it is important to note that employees must avoid even the appearance of a conflict of interest, irrespective of whether the trade or other activity is in fact likely to result in possible negative implications to the interests of a Greystone client.

4.3	Greystone personnel shall not take inappropriate advantage of their position with Greystone to secure personal benefits that would otherwise be unavailable to them. For example, employees may not trade based on information received during the course of their employment activities with Greystone or based on their knowledge of internal company investment decisions respecting transactions to be effected on behalf of portfolios under Greystone management. In addition, all personnel must avoid any situation which might compromise or call into question the exercise of independent judgment.

4.4	Investment personnel must ensure that all investment decisions are, at all times, made in the best interests of Greystone clients and are guided exclusively by factors relating to the maximization of the value of Greystone’s clients’ portfolios. Under no circumstances should employees undertake investment decisions with a view to either artificially improving the employees’ or Greystone’s investment performance or inflating the management fees payable by Greystone’s clients.

Examples of such activities include engaging in “high closing” transactions or carrying out cross-trades without a legitimate investment purpose.

4.5	Employees are required to report (on an anonymous basis or otherwise) to the Chief Compliance Officer all activities undertaken or observed that violate the terms or the spirit and intent of this Code.

5.0	GENERAL RULES OF BUSINESS CONDUCT

5.1	Confidentiality

All personnel shall preserve the confidentiality of all information concerning all clients and their portfolios under Greystone’s management. This confidential relationship between Greystone and our clients must be maintained at all times during a client’s engagement of Greystone as investment manager and after termination of the engagement and must never be discussed with unauthorized and unrelated parties. Information such as client identity, the size, extent, and content of client portfolios is confidential and must never be disclosed.

Greystone Standards of Professional Conduct

The nature of Greystone’s business is such that employees may be in possession of confidential, proprietary or market-sensitive information, including material inside information, as defined below. All employees have an obligation to respect and protect the confidential nature of relationships with and information about former, present and prospective clients, portfolio companies and suppliers of Greystone. Any such information that is acquired by employees is to be used solely for Greystone’s purposes. Under no circumstances shall an employee make unauthorized disclosures of such information to unauthorized persons (“tipping”) or use or assist others in using confidential information for personal gain. A person is not an authorized individual simply because that person is an employee of Greystone.

In addition to information concerning other companies or persons, confidential information about Greystone or its employees should not be disclosed to outside persons or to employees who have no reasonable need for such information in the course of their duties, nor should any employee use or assist others in using confidential information for personal or corporate gain or for any other reason unrelated to Greystone’s business. This principle applies to, among other matters, investment policy and strategy, trade secrets, pricing information (especially non-public fee schedules), internal policies and Greystone’s financial status.

5.1.1	Procedures for Safeguarding Confidential Information- To ensure that any non-public information that comes to Greystone in the course of its business is kept confidential; each employee of Greystone is expected to adhere to the following policies:

1.	Employees should not discuss with or disclose to any family member or other non-employee any confidential information or non-public information about any company or individual, including the identity or nature of any relationship with Greystone, whether the company is a portfolio company or one about which Greystone may have information because of a special transaction or relationship;

2.	Employees should treat as confidential all non-public documents and materials, whether generated by a portfolio company, a potential portfolio company being investigated by Greystone itself, a Greystone owned entity or another entity or individual with a special relationship to Greystone. Non-public documents should be placed in files overnight and not left unattended on desk tops, in conference rooms or in any other work space if they might be seen by visitors to the office;

3.	Employees should not permit visitors to walk through the offices unattended or to make use of unoccupied offices which may contain non-public information. All visitors who wish to work in Greystone’s offices or to make telephone calls should be directed to the reception area or an unoccupied conference room;

4.	Employees should not discuss confidential matters in elevators, airports, restaurants, subways or other places where non-Greystone personnel are present. Similarly, papers relating to confidential matters should not be displayed in public places;

5.	Employees should maintain the privacy of any telephone or face to face conversations regarding confidential matters; and,

6.	Before trading, employees should think about whether they may have material inside information relative to the securities under consideration. If an employee believes that he or she may have material inside information, the employee should not purchase or sell the securities in question whether personally or on behalf of a Greystone client. (See section 5.2 below)

Further, the employee should not communicate the information inside or outside of Greystone (other than as permitted above) and should immediately on receiving any insider information, contact the Chief Compliance Officer (or in the case of the Chief Compliance Officer, the Chief Executive Officer), who will review the issue and determine whether trades may be made and any information may be communicated.

Greystone Standards of Professional Conduct

5.2	Insider Trading

The purpose of this section 5.2 is to familiarize Greystone personnel with issues concerning insider trading and assist them in putting into context the policy and procedures on insider trading.

5.2.1	Policy Statement - No Greystone personnel may trade in a security either personally or on behalf of Greystone clients, while in possession of material, non-public information regarding that security; nor may any Greystone personnel communicate material, non-public information to others in violation of the law. This conduct is commonly referred to as “insider trading”.

The term “insider trading” is not defined in securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or the communication of material non-public information to others who may then seek to benefit from such information.

While the law concerning insider trading is not static and may undergo revisions from time to time, it is generally understood that the law prohibits:

(a)	trading by an insider, while in possession of material non-public information, or

(b)	trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

(c)	communicating material non-public information to others.

5.2.2	Elements of Insider Trading

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes or if he or she otherwise receives material non-public information from an insider of a company. A temporary insider can include, among others, a company’s lawyers, accountants, consultants, bank lending officers, and the employees of such service providers. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services.

What is Material Information?

Trading on inside information can be the basis for liability when the information is material. In general, information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably expected to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with a provincial Securities Commission or the U.S. Securities and Exchange Commission, or appearing in Bloomberg electronic news reports, or in the Globe and Mail or other publications of general circulation would be considered public. Depending on the nature of the information, and the type and timing of the filing or other public release, where Greystone is in possession of material non-public information, it may be appropriate to allow for adequate time for the information to be “effectively” disseminated to the public prior to trading.

Greystone Standards of Professional Conduct

5.2.3	Penalties for Insider Trading - Penalties for trading on or communicating material non-public information are severe, both for individuals and their employers. An individual can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation:

•	civil injunctions

•	damages

•	disgorgement of profits

•	jail sentences

•	fines for the person who committed the violation

5.2.4	Procedures - The following procedures have been established to aid Greystone personnel in avoiding insider trading, and to aid in preventing, detecting and imposing sanctions against insider trading. Greystone personnel must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/ or criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

(a)	Identifying Inside Information. Before trading for yourself or others, including clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(i)	Is the information material? Is this information that an investor could consider important in making his or her investment decisions? Is this information that would reasonably be expected to substantially affect the market price of the securities if generally disclosed?

(ii)	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace, e.g., by being published electronically by Bloomberg, or in the Globe and Mail or other publications of general circulation?

If, after consideration of the above, you believe that information you possess is material and non-public, or if you have questions as to whether the information is material and non-public, you should report the matter immediately to the Chief Compliance Officer (or in the case of the Chief Compliance Officer, to the Chief Executive Officer). Until he has had an opportunity to review the matter and advise on the proper course of action, you should not (i) purchase or sell the security on behalf of yourself or others, including Greystone clients, or (ii) communicate the information to anyone, other than to the Chief Compliance Officer. After the Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

(b)	Restricting Access to Material Non-Public Information. Any information in your possession that you identify as material and non-public may not be communicated other than in the course of performing your duties to anyone, including your colleagues, with the exception of the Chief Compliance Officer as provided in subparagraph 5.2.4 (a) above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be locked and access to computer files containing material non-public information should be restricted.

(c)	Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in this section 5.2, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

Greystone Standards of Professional Conduct

6.0	OUTSIDE ACTIVITIES/CONFLICTS OF INTEREST

Our first obligation is to fulfill our fiduciary duty to our clients and in so doing, employees must not engage in activities within or outside of the scope of their employment with Greystone that conflicts or can be perceived as conflicting with this duty.

No Greystone employee shall undertake any outside employment or engage in any personal business interest without the explicit prior written consent of the Chief Executive Officer of Greystone or in the case of the Chief Executive Officer, the Board of Directors. In addition, any registered individuals must ensure that the CCO is provided a copy of such written consent when the approval is provided

All Greystone employees, when making an investment decision or taking an investment action, or having knowledge of the same, shall disclose to senior management any conflict of interest relating to him/ her and any material beneficial interest in securities or other investments involved which could reasonably be expected to impair his ability to render unbiased and objective advice.

No Greystone employee may act on behalf of Greystone in any transaction involving persons or organizations with whom he/ she or their respective family members have any significant connection or financial interest.

Under no circumstances shall an employee trade in securities on his/ her own account with any client of Greystone.

6.1	Service as a Director

6.1.1	No Greystone employee shall become a director or an official of a business organized for profit without obtaining: a) prior written approval of their Supervisor, and b) prior written approval of the Chief Executive Officer. Any employees who are registered individuals must ensure that the written approval is provided to the CCO as soon as the approval is obtained.

6.1.2	The Chief Executive Officer shall not become a director or an official of a business organized for profit without approval of the Board of Directors. The CEO shall provide such approval to the CCO when the approval is obtained

6.1.3	Consent to act as a director or an official in either 6.1.1 and 6.1.2 shall be based upon the determination that such board service or official capacity would not be inconsistent with the interests of Greystone and its clients and would not otherwise interfere with the performance of the employees duties to the corporation and its clients or in any way represent any conflict with the interests of Greystone or its clients.

6.1.4	Where a conflict of interest arises between a Greystone employee’s duties as a director of an outside business and his/ her duties owed to Greystone and its clients, the employee must refrain from taking part in any discussions of the business organization relating to the issue involving Greystone. If the situation of conflict persists, is likely to persist, or if the Chief Executive Officer so directs, the employee shall resign from participation as a director of the business in question.

6.2	Personal Fiduciary Appointments

No Greystone employee shall accept a personal fiduciary appointment without first obtaining the explicit prior written approval of the Chief Executive Officer (in the case of the Chief Executive Officer, the Board of Directors), unless such appointment results from or involves a close family relationship.

6.3	Service with Charitable Organizations and Civic Activities

Greystone employees are encouraged to participate in charitable organizations and are free to participate as officers or directors with the prior written approval of the CEO. In so acting however, employees must always be cognizant of their professional and fiduciary duties to Greystone and its clients; and, ensure that any conflicts between the interests of the charitable organizations, in which an employee participates, and the interests of Greystone or its clients, be resolved in favor of the interests of Greystone or its clients. Such resolution may include, for example, the employee abstaining from any decisions or discussions of the charitable organization involving Greystone, its clients or an entity which the employee knows Greystone has a material investment in, or, in some cases, resigning from participation in the charitable organization. Upon joining a charitable organization, any employees who are registered must provide the written approval to the Chief Compliance Officer as soon as the approval is received.

Greystone Standards of Professional Conduct

Service as a director or officer of a crown corporation, municipal corporation, government agency, school or library board or as a member of any board of trustees or other fiduciary body of a pension plan or other fund of a charitable organization must also receive prior written approval from the Chief Executive Officer or in the instance of the Chief Executive Officer, from the Board of Directors of Greystone Any employees who are registered must provide the written approval to the Chief Compliance Officer as soon as the approval is received

6.4	Fees to Consultants or Agents

All fees and payments, whether direct or indirect, to consultants, agents, brokers, and other third party providers of professional services must be approved by a Managing Director prior to the conclusion of any formal arrangements for services.

6.5	Personal Gifts

6.5.1	No Greystone employee, or a member of his or her immediate family, may accept at any one instance, a personal gift or anything of more than $ 200 value from Greystone clients, suppliers, service providers, brokers or any other parties with whom Greystone has contractual or other business arrangements, if such a gift is made because of the recipient’s affiliation with Greystone or with a Greystone employee. Gifts include tickets for entertainment or sporting events.

6.5.2	In the event that a Greystone employee is offered or receives a gift or gifts of more than the $ 200 value, he/ she shall promptly notify the Chief Compliance Officer (or in the case of the Chief Compliance Officer, the Chief Executive Officer) and may accept the gift only after written approval from the Chief Compliance Officer has been acquired. At the sole discretion of the Chief Compliance Officer, the employee may be directed to return the gift to the source.

6.5.3	Greystone employees may accept more than one gift from Greystone clients, suppliers, service providers, brokers or any other parties with whom Greystone has a contractual or other business; however, in no event shall the gifts from any one source exceed an aggregate value of $ 450 in any calendar year.

6.5.4	Employees shall promptly report the receipt of each gift over the value of $100by using the Greystone Electronic Compliance System (PTA), by completing the Gift or Service Receipt form (Exhibit 3) which will automatically file the same with the Chief Compliance Officer (or in the case of the Chief Compliance Officer, with the Chief Executive Officer).

6.5.5	The Chief Compliance Officer will monitor value, source and regularity of gifts and may, in his sole discretion, direct an employee to advise a source to cease and desist.

6.6	Entertainment and Services

6.6.1	In the normal course of fostering and maintaining good relationships with the broad community in which Greystone conducts its business, Greystone employees may be the recipients of entertainment and services provided by Greystone clients, suppliers, service providers, brokers or any other parties with whom Greystone has contractual or other business arrangements, provided the entertainment or service is appropriate and reasonable in the circumstances.

6.6.2	Entertainment and services shall include but not be limited to such events such as dinners and other meals, sporting events, as a participant or a viewer, conferences, seminars and travel.

For the purposes of this Code and Clause 6.6.1 specifically, all trips, conferences and seminars offered and provided by Greystone clients, suppliers, service providers, brokers or any other parties with whom Greystone has business arrangements must be approved in advance of the attendance by the Chief Compliance Officer and in his/ her absence the Chief Executive Officer.

In general, those events will only be approved where Greystone pays for travel and accommodation.

Greystone Standards of Professional Conduct

6.6.3	In the event an employee is offered a form of entertainment or service about which he/ she has doubts or reservations about the appropriateness or reasonableness of the entertainment or service, the Chief Compliance Officer shall be advised of the circumstances and approve or disapprove the receipt of the entertainment or service. The employee shall exercise prudence in the determination of appropriateness or reasonableness.

6.6.4	Entertainment or services provided to Greystone employees while traveling away from their office shall be reported when filing their travel expense forms providing the nature of the entertainment received and who provided the entertainment.

6.6.5	Notwithstanding sections 6.6.1 and 6.6.3, no Greystone employee may accept entertainment or services of a value greater than $ 200 per participating Greystone employee, where the provider, or representative thereof, does not accompany the employee, without the express prior written consent of the Chief Compliance Officer (or in the case of the Chief Compliance Officer, the Chief Executive Officer).

6.6.6	Under no circumstances is a Greystone employee permitted to receive a gift of travel for personal recreational purposes.

6.7	Personal Fees and Commissions

No Greystone employee shall accept personal fees, commissions, or any other form of remuneration from any entity other than Greystone in connection with any activity or transactions on behalf of Greystone or any of its clients.

6.8	Borrowing

No Greystone employee, or member of his/ her family, may knowingly borrow from any of Greystone’s clients or authorized representatives of clients.

6.9	Duty to Report Violations or Potential Conflicts of Interest

The Chief Executive Officer or Chief Compliance Officer must be immediately informed of any matter or instance either by the employee personally or observed by him/ her, that may constitute violations of this Code, or that may be considered of a fraudulent or illegal nature, or potentially injurious to the good reputation of Greystone.

6.10	Performance Assertions and Firm Representations

Employees must always ensure that all communications, representations and assertions made to clients, potential clients or members of the public about Greystone are accurate in all respects and do not exaggerate or distort the firm’s investment performance or the nature of the services Greystone provides.

7.0	PERSONAL SECURITIES TRANSACTIONS

The Greystone Board of Directors has considered a complete ban on personal investing. However, the Board continues to be of the view that a complete ban is both inappropriate and unfair at this time, always reserving the right to reconsider based upon a change of circumstance.

While personal trading is still permitted to take place, the Board has made it abundantly clear to management that management must ensure the appropriate restrictions and policies are in place and that they always exceed industry standards so that the Board can be confident that Greystone client and personal investing activities avoid any real or perceived conflicts of interest.

7.1	Applicability to Greystone Staff

These general restrictions on personal investment activities apply equally to all Greystone staff members regardless of their duties and includes employees in all branch offices and restricts the activities of not only employees personally, but also trading activities involving accounts or entities controlled by, or under the influence of, employees (e.g. spousal trading accounts).

Greystone Standards of Professional Conduct

7.2	Applicability to Greystone Directors

These general restrictions on personal investment activities and reporting requirements do not apply to non-employee directors of Greystone who are not privy to Greystone client information or knowledge in respect of contemplated or executed investment transactions by Greystone investment personnel.

7.3	Summary

The key provisions of this Code with respect to personal trading are summarized as follows:

•	Prohibition on trading within a 7 calendar day blackout period

•	Pre-clearance of all trading within securities accounts (excluding mutual fund trading)

•	Prohibition on investing in initial public offerings

•	Prohibition on short selling

•	Restrictions on investing in private placements

•	Full disclosure of all securities trades and securities holdings.

•	Minimum holding period for all securities

•	Trapped securities

7.4	Blackout

7.4.1	No Greystone employee shall purchase or sell, directly or indirectly, any security which he or she has, or by reason of such transaction acquires, beneficial ownership in which, to his or her actual knowledge at the time of the purchase or sale: (i) is being considered for purchase or sale by Greystone on behalf of a client; (ii) a decision has been made to purchase or sell a security by Greystone on behalf of a client; or (iii) is being purchased or sold by Greystone on behalf of a client.

7.4.2	Greystone employees are prohibited from purchasing or selling a security within 7 calendar days before and after the date on which a transaction in the same security is effected for a Greystone client.

Should any Greystone employee make an unauthorized personal trade within such blackout period the Chief Compliance Officer (or in his absence, any officer authorized to approve such trades) may require the employee to cancel such trade if he, in his discretion and based on his assessment of the facts and circumstances surrounding such trade, determines the trade benefited or appeared to have benefited, from the market effect of the trade for the Greystone client. If such a benefit is determined, the Greystone employee shall cancel the trade.

7.5	Pre-Clearance of All Trades

No Greystone employee shall purchase or sell, directly or indirectly any security held in a securities account without obtaining pre-clearance of the trade. (See section 8.0 Method of Compliance)

7.6	Initial Public Offerings

Greystone employees are prohibited from investing in initial public offerings (IPO) of equity or equity linked investment securities, including debt securities convertible into equity or with rights to purchase equity attached. This prohibition shall also apply to all initial or new debt issues either from a government or corporate issuer but does not include the purchase and sale of Canada Savings Bonds or Provincial Savings Bonds.

Greystone Standards of Professional Conduct

7.7	Forced Transactions

In order to prevent automatic contraventions of the Code by a forced transaction, employees are prohibited from making arrangements including, without limitation, short selling, selling margin, stop loss selling, trading in options etc.

7.8	Margin Account

Greystone employees may have margin accounts but they are prohibited from trading in securities on margin. It is prohibited for employees to trade on margin or use leverage other than when employing funds obtained from conventional bank financing to purchase securities.

7.9	Contravention of Code

In the event that the employee has made a trade in contravention of this Code and such trade results in a profit having been made, the profit shall be disgorged and donated to an appropriate charitable organization. A copy of the charitable tax receipt must be submitted to the Chief Compliance Officer within three months of the contravention

7.10	Private Placements

Greystone employees should avoid investing in private placements. This is not considered to be a prohibition. However, when the opportunity to invest in a private placement arises the following rules must apply:

(a)	prior approval of any acquisition of securities by personnel in a private placement must be provided by the Chief Executive Officer of Greystone (and in the case of the CEO or the Chair of the Board approval of the Lead Director of the Board); and,

(b)	an employee who has been authorized to acquire a private placement shall disclose that investment and not play any part in Greystone’s subsequent consideration of an investment in the issuer so long as the employee holds his or her investment in the issuer in question.

7.11	Minimum Holding Period

Greystone employees shall hold all purchases a minimum of 30 calendar days before transacting out of the security in order to deter short term trading activity. In the event of adverse market conditions, an exemption may be requested under Section 9 of this Policy.

7.12	Prohibition Exceptions

The prohibitions of this section 7 shall not apply to:

(a)	purchases or sales which are not made voluntarily on the part of any Greystone employee by virtue of the employee’s participation in a mutual fund, pension plan, RESP, group RRSP, including Greystone Pooled Funds.

(b)	purchases which are part of an automatic dividend reinvestment plan;

(c)	purchases effected upon the exercise of rights issued by the issuer pro rata to the holders of its securities; and,

(d)	purchases and sales of securities by third party managers or sub-advisors to Greystone.

7.13	Trapped Trades

If an employee inadvertently becomes a holder of a portfolio holding (commonly through merger or acquisition activity) and Greystone is actively trading the holding, the employee’s trade will be considered ‘trapped’. In the event of a trapped trade, the employee is able to vend all of the employee’s holdings of the security into the pooled fund which holds the security, in exchange for units in the fund. Following the transition into the pooled fund the employee will be subject to a further blackout provision, to the extent of the value of the trapped securities, for pooled fund units for a period of six months.

Greystone Standards of Professional Conduct

7.14	New Employee Existing Holdings

New employees are exempted from 7.4 and 7.5 for six months for securities held by the employee at the time that employment with Greystone commences.

8.0	METHODS OF COMPLIANCE

8.1	Communication and disclosure by employees is a fundamental component of compliance with the Code. All employees are required to disclose to the Chief Compliance Officer all assets and liabilities, including spousal assets, trading accounts with brokers and the activity therein on a regular and timely basis.

8.1.1	For the purposes of complying with sections 6, 7, 8 and 9, where the employee is to disclose, report or request an action by way of a form specified in these sections, employees shall utilize the PTA.

8.2	For the purposes of complying with section 7 the corporation will, on a daily basis, publish electronically on the Greystone Intranet:

i.	a “Restricted List” of securities in which employees are strictly prohibited from trading while appearing on the list. The “Restricted List” shall include securities presently being traded, under consideration of trading, or being analyzed with a view to being purchased or sold by Greystone on behalf of its client. In addition, employees should be aware of any ongoing negotiations with key service providers or vendors who are publicly traded. Trading in these securities is also prohibited until such time as any negotiations have been concluded. A copy of the Restricted List is kept on the Greystone Intranet and by the Chief Compliance Officer; and,

ii.	a “Holding List” of securities which gives notice to the employee that they are to inquire further before trading in these securities, a copy of which is kept on the Greystone Intranet and by the Chief Compliance Officer. The “Holding List” shall include all securities held in client accounts.

8.3	All Greystone Employees shall obtain authorization of all their personal transactions prior to executing an order. A request on the Employee Transaction and Approval Form (Exhibit 4) must be submitted to one of the following officers:

1)	The Chief Investment Officer; or

2)	The Chief Compliance Officer

and such officer must give his/ her authorization prior to an employee placing a purchase or sell order with a broker. This form must be delivered to the CCO immediately upon authorization.

As employees of a registered dealer, all employees have an obligation to advise any brokers or institutions with whom they have accounts that they are “professionals” as that term is used by IIROC. As such there is an obligation on the institutions to obtain the approval of Greystone to open or hold the account(s), mark the accounts(s) as “pro” or non-client and to provide duplicate copies of trade confirmations and account statements (if available) to Greystone.

For an intended security transaction to be permitted, the authorization process shall be guided by the following considerations:

i.	the security must not be on the “Restricted List”;

ii.	the employee seeking approval must not possess material non-public inside information about the security or the issuer in question;

iii.	if the security is held by clients, the affected asset class team leader must determine that the proposed transaction will not have an impact on the security price to the detriment of clients;

iv.	the security in question must not be included in Greystone’s current or intended transaction program; and,

v.	the trade in question must comply with restrictions on insider trading set out in section 5.2.

The Chief Compliance Officer, or in his absence, the Chief Executive Officer, will arbitrate any decision by an asset class leader that is disputed by an employee and will be guided by the reasonableness of the transaction relative to the intent, rather than the language, of the above restrictions, and will provide the employee and the asset class leader with written disclosure of the decision.

Greystone Standards of Professional Conduct

8.4	Time Period for Completing Authorized Trades

Unless specified in the trade authorization by the approving officer, the trade must be completed in the following time periods:

i.	if the security is a portfolio security held by clients, the trade must be completed by the end of the day on which the trade is approved.

ii.	If the security is not a portfolio security held by clients the trade must be completed by the end of the day next following the day of approval.

In the event the trade or a portion of the trade is not completed within the permitted time periods, the employee must submit a new “Transaction Approval Form”.

8.5	Trade Confirmations and Periodic Statements

Greystone employees shall instruct their personal and family broker(s) and the Greystone Investment Support Group to supply the Chief Compliance Officer, on a timely basis, with duplicate copies of all trade confirmations of all personal securities transactions and copies of periodic statements of all securities accounts containing securities in which Greystone employees have beneficial ownership. In the event that the broker cannot send duplicate statements (often the case with on-line brokerages) a copy of trading confirmations must be supplied to Compliance.

8.6	Greystone Pooled Fund Transactions

Greystone employees transacting trade in Greystone Pooled Funds must obtain pre-clearance and submit the approved trade to Investment Support by 4:00 p.m. CST the day before the trade. The trade will be transacted by Investment Support at the next day’s end NAV.

8.7	Annual Disclosure Statement

By December 31st of each year or at a time specified by the Chief Financial Officer, the following information shall be provided to the President by existing employees, or if new employees, on commencement of employment and thereafter in accordance with this Clause:

i.	Annual Acknowledgement and Acceptance of the Greystone Standards of Professional Conduct and Conflict of Interest Policy. (Exhibit 5)

ii.	Annual Acknowledgement and Acceptance of the “Personal Trading” provisions of the Code by the employee’s spouse. (Exhibit 4 )

iii.	Annual Net Worth Statement (Exhibit 6) attached to the Annual Acknowledgement and Acceptance disclosure of the following:

(a)	All personal assets both marketable and other held directly or indirectly (holdings through corporations (partnerships) by both the employee and their spouse including, but not limited to:

•	real estate

•	registered retirement savings plans - discretionary and self directed

•	pension plans

•	mutual funds

•	GICs and bank deposit instruments

•	a complete list of all marketable securities beneficially held by the employee including those:

-	held in RRSPs, if self-directed

-	spousal RRSPs

(b)	All major liabilities including:

•	mortgages

•	securities loans

•	general personal credit lines

(c)	All broker trading accounts (active and inactive) and the registered representative and the brokerage firm.

Greystone Standards of Professional Conduct

(d)	Actual or potential conflicts of interest

(e)	Exhibit 7 – Certification of Account Holdings (not including any mutual funds held with mutual fund dealers or bank).

To comply with this Clause, the Chief Compliance Officer shall submit the Annual Acknowledgement and Acceptance of the Code to the Auditors of record who shall make appropriate comment in their reports pursuant to scrutiny of the record in Clause 10 herein.

9.0	EXEMPTIONS

9.1	Notwithstanding the rules of behavior set out in this Code, the Chief Compliance Officer may grant exemptions to those rules to employees on a case by case basis.

9.2	Employees wishing to obtain such an exemption, must apply in writing to the Chief Compliance Officer (or in the case of the Chief Compliance Officer to the Chief Executive Officer and in the case of the Chief Executive Officer or Executive Chair to the Lead Director of the Board of Directors) by filing the Exemption Request Form (Exhibit 7) setting out the rule that the Chief Compliance Officer is being asked to waive as well as the circumstances that lead to the request that the rule be waived to permit compliance with the rules.

10.0	REPORTS AND AUDITS

10.1	The Chief Compliance Officer shall make available to the auditor of record appointed by the Greystone Capital Management Inc. Board of Directors, such compliance books and records as may be required for monitoring this Code effective as of June 30 and December 31 of each year.

10.2	The auditor shall on a regular basis report to the Compliance Review Committee of the Board that the compliance books and records provided to the auditor have been examined by the auditor and provide to the Committee an Accountants Letter for Standards of Professional Conduct and Conflict of Interest Policy.

11.0	REVIEW OF THE CODE

11.1	The Board of Directors or, a committee appointed by the Board, shall review this Code on a regular basis and make amendments it deems appropriate to ensure efficient and effective compliance with this policy is maintained and the Code meets with the expectations of the Board.

Exhibit 1: CFA INSTITUTE CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

[Removed for brevity of this document]

Exhibit 2: ASSET MANAGER CODE OF PROFESSIONAL CONDUCT (Removed for brevity of this document)

Greystone Standards of Professional Conduct

Exhibit 3

GIFT OR SERVICE RECEIPT – SAMPLE OF FORM IN PROTEGENT PTA

To Access the System:

•	Go to: https:/ /greystone.ptaconnect.com and log in.

•	In the HOME tab, click DISCLOSURES

•	In the drop down box under DISCLOSURES select GIFT OR SERV ICE RECEIPT

•	Click on the START button and a screen looking like the below screen will pop up

•	Enter in the information in each box and when you are finished click SUBMIT

Greystone Standards of Professional Conduct

Exhibit 4

EMPLOYEE TRANSACTION APPROVAL AND VERIFICATION FORM – SAMPLE OF FORM IN PROTEGENT PTA

To Access the System:

•	Go to: https:/ /greystone.ptaconnect.com and log in.

•	Click the TRANSACTIONS tab. The Access Person Transaction search screen appears.

•	Click ADD. The PreClearance Entry screen appears.

•	Enter the information for the PreClearance and click SAVE

Greystone Standards of Professional Conduct

Exhibit 5

ANNUAL ACKNOWLEDGEMENT & ACCEPTANCE

STANDARDS OF PROFESSIONAL CONDUCT ACKNOWLEDGEMENT

1. I hereby acknowledge receipt of a copy of the Greystone Standards of Professional Conduct and Conflict of Interest Policy and I have read and understand the Policy and agree to be subject to it.

2. I have advised my spouse that I am subject to the Greystone Standard of Professional Conduct and Conflict of Interest Policy and therefore my spouse is subject to the personal trading provisions therein and that by his/ her signature, he/ she acknowledges that he/ she has read the personal trading provisions and agrees to be bound by them.

3. I have instructed each financial institution through which I or individuals over which I have shared influence or control in their investment activities effect security transactions to obtain approval to hold the account, designate the account as “pro” or non-client and to send duplicate copies of my trading account and trading confirmations to the Chief Compliance Officer.

4. I hereby certify that to the best of my knowledge my conduct is and has been during the preceding year in full compliance with the Standards of Professional Conduct and Conflict of Interest Policy. I hereby further certify that I have no knowledge of any personal conflict of interest relationship involving me, my spouse or any other person or entity affiliated with me which may involve Greystone or a Greystone client, or of any other situation which may constitute a breach of the Standards of Professional Conduct and Conflict of Interest Policy, except as noted here:

5. My Annual Net Worth Statement is attached to this Acknowledgement.

INTERNET AND COMPUTER ACKNOWEDGEMENT

1. I hereby acknowledge that in the use of Greystone’s computers and other information technology systems, I cannot expect privacy of my personal information. I further acknowledge that all use of these computers and systems may be reviewed and/ or monitored at any time without notice and I hereby expressly consent to such review and/ or monitoring.

2. I hereby acknowledge that where Greystone provides me with high speed internet access, I use such access for work related usage and I have installed and regularly update anti-virus software.

EMPLOYEE

Signed :

[Date]	Print Name:

SPOUSE OF EMPLOYEE: I acknowledge I am subject to the Greystone personal trading provisions in the Standards of Professional Conduct and Conflict of Interest Policy.

Signed:

[Date]	Print Name:

Effective January 2014

Greystone Standards of Conduct

Exhibit 6

ANNUAL NET WORTH STATEMENT (Employee and Spouse)

Assets		Liabilities
Current Assets		Current Liabilities*
Including but not limited to the aggregate of: Cash & Savings Accounts	$	Including but not limited to the aggregate of: Credit cards/ Line of credit	$
Long-Term Assets		Long-Term Liabilities

Including but not limited to the aggregate of:

Greystone Pension Plan; Other Pension Plans; RSPs; Other liquid assets; Marketable securities (as per attached list or brokers’ statements provided on a regular reporting); Real Estate; (including principal residence and other real estate i.e. cottage/rental property, etc.)

	$	Including but not limited to the aggregate of: Investment loans Mortgage(s) Principal/other real estate	$
Other Assets		Other Asset Loans
Including but not limited to the aggregate of: Automobiles, leisure items (i.e. boats), personal items (i.e. art, jewelry, furnishings)	$	Including but not limited to the aggregate of: Loans for automobiles, leisure items, personal items	$
Other investments	$	Other investment loans	$

Total Assets	$	Total Liabilities	$

Greystone Shares	$	Greystone Share Loan	$

COMMENTS: (Use this section to report any significant changes in net worth since your last report)

*	Note that you have an obligation, if you are a registered individual, to report to compliance any instance where you failed to meet a financial obligation of $5,000 or more as it came due.

Effective January 2014

Greystone Standards of Professional Conduct

Exhibit 6 (cont.)

ANNUAL NET WORTH STATEMENT (Employee and Spouse)

Brokerage Accounts

Broker	Acct #:	Salesperson

Spousal Accounts

Broker	Acct #:	Salesperson

Controlled Accounts

Yes
As per my monthly statements	☐

New accounts opened in previous year:

Self:

Spouse:

Children:

Other controlled accounts:

DATED at                     , this      day of         ,         .

Employee Name (Please Print)	Employee Signature

Effective January 2014

Greystone Standards of Professional Conduct

Exhibit 7

Certification of Account Holdings

(not including any mutual funds held with mutual fund dealers or with banks)

Greystone Standards of Professional Conduct

EXEMPTION REQUEST – SAMPLE OF ELECTRONIC FORM

Employee:
Action:
Submission Date:
Rule to be Waived:
Reason(s):
Comments: